Exhibit 99.1

Continental Resources, Inc. Increases 2010 Capital Expenditures Budget to $1.3 Billion

2010 Production Growth Guidance Raised to a Range of 15-to-17 Percent

ENID, Okla., July 9, 2010 /PRNewswire – Continental Resources, Inc. (NYSE: CLR) announced today that it has increased its capital expenditure budget to $1.3 billion to accelerate its drilling program and to increase its acreage positions in strategic U.S. shale plays. The Company’s previous 2010 capital expenditure budget was $850 million.

Based on the timing of the additional drilling, Continental now expects production growth in a range of 15-to-17 percent for 2010 and significantly stronger growth next year. The Company’s previous production growth guidance was approximately 13 percent.

“We are responding to tremendous opportunities to accelerate our drilling program and to increase our valuable acreage positions in oil-rich and liquids-rich shale plays in the United States, focusing on the Bakken Shale of North Dakota and Montana, the Anadarko Woodford Shale in western Oklahoma, and the Niobrara Shale in Colorado and Wyoming,” said Harold Hamm, Chairman and Chief Executive Officer.

“We currently have a total of 26 operated rigs, with 18 of those drilling rigs in the Bakken. We plan to increase the number in the Bakken by yearend, given our improving well productivity and strong economics at current oil prices,” he said. “We are operating three rigs in the Anadarko Woodford, and we continue to see encouraging results there, as well. We plan to increase our Anadarko rig count by year end, also.”

“We currently have 806,576 net acres leased in the Bakken and 233,321 net acres in the Anadarko Woodford,” he said. These totals represent a 25 percent increase in the Company’s Bakken acreage from the total of 645,347 net acres at year-end 2009, and a 57 percent increase in its Anadarko Woodford net acreage from the total of 148,520 net acres at year-end 2009.

“Our entry into the Niobrara Shale is another great fit with our long-term, oil-concentrated growth strategy,” he said. Continental has leased 59,071 net acres in the Niobrara and plans to spud its first well in the play by year-end 2010.

Mr. Hamm noted that higher land capital expenditures in the revised budget are expected to be partially offset with ongoing sales of valuable positions in several resource plays that are not strategic to long-term growth plans.

In addition, Continental recently announced in a filing with the Securities Exchange Commission that it had entered into a Seventh Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with Union Bank, N.A. and the other lenders. The Restated Credit Agreement amended and restated Continental’s previous credit agreement to, among other things, increase the maximum size of the credit facility to $2.5 billion from $750 million; maintain aggregate commitments under the credit facility at $750 million, which may be increased at Continental’s option from time to time (provided there exists no default) up to the lesser of (a) $2.5 billion or (b) the borrowing base then in effect; increase the borrowing base from $1.0 billion to $1.3 billion, subject to semi-annual redetermination; modify the applicable margin for Eurodollar and reference rate advances; and extend the maturity of the credit facility from April 12, 2011 to July 1, 2015.

“We are addressing both short-term and long-term growth opportunities for Continental Resources,” Mr. Hamm said. “We expect to see additional production growth momentum in the second half as we enter 2011, and, longer-term, we have further expanded our valuable inventory of drilling prospects to drive our growth over the next decade.”

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACTS: Continental Resources, Inc.
Investors	Media
Warren Henry, VP Investor Relations	Brian Engel, VP Public Affairs
580-548-5127	580-249-4731
warrenhenry@contres.com	brianengel@contres.com